EXHIBIT 10.87
DIODES INCORPORATED
2001 OMNIBUS EQUITY INCENTIVE PLAN
(As Amended December 22, 2008)
Diodes Incorporated, a Delaware corporation (the “Company”), by action of its Board of Directors, hereby adopt the Diodes Incorporated 2001 Omnibus Equity Incentive Plan (the “Plan”) with the following provisions:

1.	Purpose The purpose of the Plan is to promote and advance the interests of the Company and its stockholders by enabling the Company and its Subsidiaries to attract, retain and motivate officers, directors, employees and independent contractors by providing for performance-based benefits, and to strengthen the mutuality of interests between such persons and the Company’s stockholders. The Plan is designed to meet this intent by offering performance-based stock and cash incentives and other equity-based incentive awards, thereby providing a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.

2.	Definitions For purposes of this Plan, the following terms shall have the meanings set forth below:
               “Affiliate” shall mean any parent or subsidiary (as defined in Sections 424(e) and (f) of the Code) of the Company.
               “Award” means an award or grant made to a Participant under Sections 6 through 10, inclusive, of the Plan.
               “Board” means the Board of Directors of the Company.
               “Change in Control” means the occurrence of any one (or more) of the following events:
(i)	Any person, including a group as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of stock of the Company with respect to which twenty-five percent (25%) or more of the total number of votes for the election of the Board may be cast;

(ii)	As a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, persons who were directors of the Company just prior to such event shall cease to constitute a majority of the Board;

(iii)	The stockholders of the Company shall approve an agreement providing either for a transaction in which the Company will cease to be an independent publicly owned corporation or for a sale or other disposition of all or substantially all the assets of the Company; or

(iv)	A tender offer or exchange offer is made for the shares of the Common Stock (other than one made by the Company) and the shares of the Common Stock are acquired thereunder.
               Notwithstanding the foregoing, the formation of a holding company for the Company in which the stockholdings of the holding company after its formation are substantially the same as for the Company prior to the holding company formation does not constitute a Change in Control for purposes of this Plan.
               “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor thereto, together with rules, regulations and authoritative interpretations promulgated thereunder.
               “Committee” means the committee of the Board that is provided for in Section 3 of the Plan.
               “Common Stock” means the common stock of the Company or any security of the Company issued in substitution, exchange or lieu thereof.
               “Company” means Diodes Incorporated, a Delaware corporation.

               “Consultant” means any natural person who performs bona fide services for the Company or an Affiliate as a consultant or advisor, excluding Employees and Non-Employee Directors.
               “Date of Grant” means the date the Committee (or the Board, as the case may be) takes formal action designating that a Participant shall receive an Award, notwithstanding the date the Participant accepts the Award, the date the Company and the Participant enter into a written agreement with respect to the Award, or any other date.
               “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.
               “Employee” means any individual who is a common-law employee of the Company or an Affiliate.
               “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time, or any successor thereto.
               “Fair Market Value” means on any given date, the closing price for the Common Stock on such date, or, if the Common Stock was not traded on such date, on the next preceding day on which the Common Stock was traded, determined in accordance with the following rules:
(i)	If the Common Stock is admitted to trading or listing on a national securities exchange registered under the Exchange Act, the closing price for any day shall be the last reported sale price, or in the case no such reported sale takes place on such date, the average of the last reported bid and ask prices, in either case on the principal national securities exchange on which the Common Stock is admitted to trading or listed;

(ii)	If not listed or admitted to trading on any national securities exchange, the last sale price of the Common Stock on the National Association of Securities Dealers Automated Quotation National Market System (“NMS”) or, in the case no such reported sale takes place, the average of the closing bid and ask prices on such date;

(iii)	If not quoted on the NMS, the average of the closing bid and ask prices of the Common Stock on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) or any comparable system; or

(iv)	If the Common Stock is not listed on NASDAQ or any comparable system, the closing bid and ask prices as furnished by any member of the National Association of Securities Dealers, Inc., selected from time to time by the Committee for that purpose.
               “Incentive Stock Option” means any Stock Option granted pursuant to the provisions of Section 6 of the Plan that is intended to be and is specifically designated as an “incentive stock option” within the meaning of Section 422 of the Code.
               “Non-Employee Director” means a non-Employee member of the Board.
               “Non-Qualified Stock Option” means any Stock Option granted pursuant to the provisions of Section 6 of the Plan that is not an Incentive Stock Option.
               “Optioned Stock” means the shares of Common Stock that are subject to a Stock Option.
               “Participant” means an Employee, Non-Employee Director, or Consultant of the Company or a Subsidiary who is granted an Award under the Plan.
               “Performance Award” means an Award granted pursuant to the provisions of Section 9 of the Plan, the vesting of which is contingent on the attainment of specified performance criteria.
               “Performance Share Grant” means an Award of units representing shares of Common Stock granted pursuant to the provisions of Section 9 of the Plan.

               “Performance Unit Grant” means an Award of monetary units granted pursuant to the provisions of Section 9 of the Plan.
               “Plan” means this Diodes Incorporated 2001 Omnibus Equity Incentive Plan, as set forth herein and as it may be hereafter amended and from time to time in effect.
               “Qualified Note” means a recourse note, with a fixed market rate of interest, that may, at the discretion of the Committee, be secured by the Optioned Stock or otherwise.
               “Restricted Award” means an Award granted pursuant to the provisions of Section 8 of the Plan.
               “Restricted Stock Grant” means an Award of shares of Common Stock granted pursuant to the provisions of Section 8 of the Plan.
               “Restricted Unit Grant” means an Award of units representing shares of Common Stock granted pursuant to the provisions of Section 8 of the Plan.
               “Service” means the performance of services for the Company (or any Affiliate) by an Employee, Non-Employee Director, or Consultant, as determined by the Committee in its sole discretion. Service shall not be considered interrupted in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company and any Affiliate, or any successor. A leave of absence approved by the Company shall include sick leave, military leave, or any other personal leave approved by an authorized representative of the Company. For purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract, including Company policies. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 91st day of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option.
               “Stock Appreciation Right” means an Award to benefit from the appreciation of Common Stock granted pursuant to the provisions of Section 7 of the Plan.
               “Stock Option” means an Award to purchase shares of Common Stock granted pursuant to the provisions of Section 6 of the Plan.
               “Subsidiary” means any corporation or entity which is a subsidiary of the Company within the meaning of Section 424(f) of the Code.
               “Ten Percent Stockholder” means a person who owns stock (after taking into account the constructive ownership rules of Section 424(d) of the Code) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company (or any Affiliate).
               “Termination Date” means the date on which a Participant’s Service terminates, as determined by the Committee in its sole discretion.
3.	Administration.

(a)	The Plan shall be administered by a committee appointed by the Board. The Committee shall be comprised solely of not less than two persons who are “outside directors” within the meaning of Section 162(m)(4)(C) of the Code and “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act. Members of the Committee shall serve at the pleasure of the Board and the Board may from time to time remove members from, or add members to, the Committee. No person who is not an “outside director” within the meaning of Section 162(m)(4)(C) of the Code and a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act may serve on the Committee. Appointment to the Committee of any person who is not an “outside director” and a “non-employee director” shall automatically be null and void, and any person on the Committee who ceases to be an “outside director” and a “non-employee director” shall automatically and without further action cease to be a member of the Committee.

(b)	A majority of the members of the Committee shall constitute a quorum for the transaction of business. Action approved in writing by a majority of the members of the Committee then serving shall be as effective as if the action had been taken by unanimous vote at a meeting duly called and held.

(c)	The Committee is authorized to construe and interpret the Plan, to promulgate, amend, and rescind rules and procedures relating to the implementation of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Any determination, decision, or action of the Committee in connection with the construction, interpretation, administration, or application of the Plan shall be binding upon all Participants and any person claiming under or through any Participant. Although the Committee is anticipated to make certain Awards that constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, the Committee is also expressly authorized to make Awards that do not constitute “performance-based compensation” within the meaning of that provision. By way of example, and not by way of limitation, the Committee, in its sole and absolute discretion, may issue an Award that is not based on a performance goal, as set forth in (i) below, but is based solely on continued service to the Company.

(d)	The Committee may employ or retain persons other than members of the Committee to assist the Committee to carry out its responsibilities under such conditions and limitations as it may prescribe, except that the Committee may not delegate its authority with regard to selection for participation of and the granting of Awards to persons subject to Section 16 of the Exchange Act or with regard to any of its duties under Section 162(m) of the Code necessary for awards under this Plan to qualify as “performance-based compensation” for purposes of Section 162(m)(4)(C) of the Code.

(e)	The Committee is expressly authorized to make such modifications to the Plan as are necessary to effectuate the intent of the Plan as a result of any changes in the income tax, accounting, or securities law treatment of Participants and the Plan.

(f)	The Company shall effect the granting of Awards under the Plan in accordance with the determinations made by the Committee, by execution of instruments in writing in such form as approved by the Committee.

(g)	The Committee may not increase an Award once granted, although it may grant additional Awards to the same Participant.

(h)	The Committee shall keep the Board informed as to its actions and make available to the Board its books and records. Although the Committee has the authority to establish and administer the Plan, the Board reserves the right at any time to abolish the Committee and administer the Plan itself.

(i)	In the case of an Award that is intended to qualify as “performance-based compensation” for purposes of Code Section 162(m)(4)(C), the Committee shall establish in writing at the time of making the Award the business criterion or criteria that must be satisfied for payment pursuant to the Award and the amount payable upon satisfaction of those standards. Those standards are also referred to herein as performance goals. Such criterion or criteria shall be established prior to the Participant rendering the services to which they relate and while the outcome is substantially uncertain or at such other time permitted under Treasury Regulations Section 1.162-27(e)(2). In carrying out these duties, the Committee shall use objective written standards for establishing both the performance goal and the amount of compensation such that a third party with knowledge of the relevant facts would be able to determine whether and to what extent the goal has been satisfied and the amount of compensation payable. The Committee shall provide a copy of the document setting forth such standards to the affected Participant and shall retain such written material in its permanent books and records.

(j)	In the case of remuneration that is intended to qualify as “performance-based compensation” for purposes of Code Section 162(m)(4)(C), other than Performance Awards granted pursuant to Section 9 of the Plan, the Committee and the Board shall disclose to the stockholders of the Company the material terms under which such remuneration is to be paid under the Plan, and shall seek approval of the stockholders by a majority vote in a separate stockholder vote before payment of such remuneration. For these purposes, the material terms include the individuals (or class of individuals) eligible to receive such compensation, a description of the business criterion or criteria on which the performance goal is based, either the maximum amount of the compensation to be paid thereunder or the formula used to calculate the amount of compensation if the performance goal is attained, and such other terms as required under Code Section 162(m)(4)(C) and the Treasury Regulations thereunder determined from time to time. The foregoing actions shall be undertaken in conformity with the rules of Code Section 162(m)(4)(C)(ii) and Treasury Regulations promulgated thereunder. Such remuneration shall not be payable under this Plan in the absence of such an approving stockholder vote. In the case of remuneration that is not intended to qualify as performance-based compensation under Code Section 162(m)(4)(C), the Committee and the Board shall make such disclosures to and seek such approval from the stockholders of the Company as they reasonably determine are required by law.
(k)	To the extent required under Code Section 162(m)(4)(C), before any payment of remuneration under this Plan, the Committee must certify in writing that the performance goals and any other material terms of the Award were in fact satisfied. Such certification shall be kept with the permanent books and records of the Committee, and the Committee shall provide the affected Participant with a copy of such certification.

(l)	The Committee shall use its good faith best efforts to comply with the requirements of Section 162(m)(4)(C) of the Code for Awards that are intended to qualify under that section as “performance-based compensation,” but shall have no liability to the Company or any recipient in the event one or more Awards do not so qualify.

4.	Duration of and Common Stock Subject to the Plan.

(a)	Term. The Plan shall become effective as of June 11, 2001, the date of its adoption by the Board, subject to ratification by the stockholders of the Company within twelve (12) months after the effective date. In the event that the stockholders of the Company do not ratify the Plan within twelve (12) months after the effective date, any Awards granted pursuant to the Plan shall be rescinded automatically. Unless sooner terminated by the Board, the Plan shall continue until June 11, 2011, one day prior to the tenth (10th) anniversary of the Plan’s effective date, when it shall terminate and no Awards may be granted under the Plan thereafter. The termination of the Plan shall not affect the Awards that are outstanding on the termination date.

(b)	Shares of Common Stock Subject to the Plan. The maximum total number of shares of Common Stock with respect to which aggregate stock Awards may be granted under the Plan shall be five million eight hundred eighty-three thousand two hundred seventeen (5,883,217). Notwithstanding the foregoing, the maximum number of shares of Common Stock which may be issued pursuant to Incentive Stock Options under this Plan may not exceed five million eight hundred eighty-three thousand two hundred seventeen (5,883,217).
(i)	All of the amounts stated in this Paragraph (b) are subject to adjustment as provided in Section 15 below.

(ii)	For the purpose of computing the total number of shares of Common Stock available for Awards under the Plan, there shall be counted against the foregoing limitations the number of shares of Common Stock subject to issuance upon exercise or used for payment or settlement of Awards, subject to clauses (iv), (v) and (vi) of this Paragraph (b).

(iii)	If any Awards are forfeited, terminated, expire unexercised, settled or paid in cash in lieu of stock or exchanged for other Awards, the shares of Common Stock which were theretofore subject to such Awards shall again be available for Awards under the Plan to the extent of such forfeiture or expiration of such Awards.

(iv)	Each share of Common Stock subject to issuance under any award, other than options or Stock Appreciation Rights, shall be counted against the foregoing limitations as 1.52 shares.

(v)	To the extent a Stock Appreciation Right is settled for shares of Common Stock, the number of shares used for determining the benefit under such Stock Appreciation Right, to the extent exercised, shall be counted against the foregoing limitations, regardless of the number of shares used to settle the Stock Appreciation Right upon such exercise.

(vi)	To the extent a Stock Option is exercised on a cashless basis, the number of shares of Common Stock issued upon such exercise, plus the number of shares of Common Stock retained by the Company, shall be counted against the foregoing limitations.
(c)	Source of Common Stock. Common Stock which may be issued under the Plan may be either authorized and unissued stock or issued stock which have been reacquired by the Company. No fractional shares of Common Stock shall be issued under the Plan.

5.	Eligibility Incentive Stock Options may only be granted to Employees of the Company or a Subsidiary. Employees, Non-Employee Directors, and Consultants of the Company or a Subsidiary are eligible to receive Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Awards, Performance Awards and other Awards under the Plan.

6.	Stock Options Stock options granted under the Plan may be in the form of Incentive Stock Options or Non-Qualified Stock Options (collectively referred to as “Stock Options”). Stock Options shall be subject to the terms and conditions set forth below. Each written Stock Option agreement shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall deem desirable.

(a)	Grant. Stock Options shall be granted under the Plan on such terms and conditions not inconsistent with the provisions of the Plan and pursuant to written agreements with the Participant in such form as the Committee may from time to time approve in its sole and absolute discretion. The terms of individual Stock Option agreements need not be identical. Each Stock Option agreement shall state specifically whether it is intended to be an Incentive Stock Option agreement or a Non-Qualified Stock Option agreement. Stock Options may be granted alone or in addition to other Awards under the Plan. No person may be granted (in any calendar year) options to purchase more than one-hundred thousand (100,000) shares of Common Stock (subject to adjustment pursuant to Section 15 below). The foregoing sentence is an annual limitation on grants and not a cumulative limitation.

(b)	Exercise Price. Except as otherwise provided for in Paragraph (f) below, the exercise price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant; provided, however, that the exercise price per share may not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the Date of Grant of such Stock Option.

(c)	Option Term. The term of each Stock Option shall be fixed by the Committee. However, the term of any Stock Option shall not exceed ten (10) years after the Date of Grant of such Stock Option.

(d)	Exercisability. A Stock Option shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the Date of Grant and set forth in the written Stock Option agreement. A written Stock Option agreement may, if permitted pursuant to its terms, become exercisable in full upon the occurrence of events selected by the Committee that are beyond the control of the Participant (including, but not limited to, a Change in Control).

(e)	Method of Exercise. A Stock Option may be exercised, in whole or in part, by giving written notice of exercise to the Committee specifying the number of shares of Common Stock to be purchased. Such notice shall be accompanied by payment in full of the exercise price (i) in cash or (ii) if acceptable to the Committee, in shares of Common Stock or a Qualified Note. The Committee may also permit Participants, either on a selective or aggregate basis, to simultaneously exercise Stock Options and sell the shares of Common Stock thereby acquired, pursuant to a brokerage or similar arrangement, approved in advance by the Committee, and use the proceeds from such sale as payment of part or all of the exercise price of such shares; provided, however, that such payment of the exercise price would not cause the Company to recognize compensation expense for financial reporting purposes. The Committee may also permit a cashless exercise, subject to any conditions or limitations that the Committee may establish.

(f)	Special Rules for Incentive Stock Options. The terms specified below shall be applicable to all Incentive Stock Options. Stock Options which are specifically designated as Non-Qualified Stock Options when issued under the Plan shall not be subject to the terms of this Paragraph.

(i)	Ten Percent Stockholder. If any Employee to whom an Incentive Stock Option is granted is a Ten Percent Stockholder, then the exercise price of the Incentive Stock Option shall not be less than one hundred and ten percent (110%) of the Fair Market Value of the Common Stock on the Date of Grant of such Incentive Stock Option, and the term of the Incentive Stock Option shall not exceed five (5) years measured from the Date of Grant of such option.

(ii)	Dollar Limitation. In the case of an Incentive Stock Option, the aggregate Fair Market Value of the Optioned Stock (determined as of the Date of Grant of each Stock Option) with respect to Stock Options granted to any Employee under the Plan (or any other option plan of the Company or any Affiliate) that may for the first time become exercisable as Incentive Stock Options during any one calendar year shall not exceed the sum of one hundred thousand dollars ($100,000). To the extent the Employee holds two or more such Stock Options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such Stock Options as Incentive Stock Options shall be applied on the basis of the order in which such Stock Options are granted. Any Stock Options in excess of such limitation shall automatically be treated as Non-Qualified Stock Options.
(g)	Without the approval of the stockholders of the Company, Stock Options and Stock Appreciation Rights granted under the Plan will not be repriced, replaced or regranted through cancellation, or by lowering the exercise price of a previously granted Award.

7.	Stock Appreciation Rights The grant of Stock Appreciation Rights under the Plan shall be subject to the following terms and conditions. Furthermore, the Stock Appreciation Rights shall contain such additional terms and conditions, not inconsistent with the express terms of the Plan, as the Committee shall deem desirable. The terms of each Stock Appreciation Right granted shall be set forth in a written agreement between the Company and the Participant receiving such grant. The terms of such agreements need not be identical.

(a)	Stock Appreciation Rights. A Stock Appreciation Right is an Award determined by the Committee entitling a Participant to receive an amount equal to the excess of the Fair Market Value of a share of Common Stock on a fixed date, which shall be the date concluding a measuring period set by the Committee upon granting the Stock Appreciation Right, over the Fair Market Value of a share of Common Stock on the Date of Grant of the Stock Appreciation Right, multiplied by the number of shares of Common Stock subject to the Stock Appreciation Right. No Stock Appreciation Rights granted in any calendar year to any person may be measured by an amount of shares of Common Stock in excess of one hundred thousand (100,000) shares, subject to adjustment under Section 15 below. The foregoing sentence is an annual limitation on grants and not a cumulative limitation.

(b)	Grant. A Stock Appreciation Right may be granted in addition to or completely independent of any other Award under the Plan. Upon grant of a Stock Appreciation Right, the Committee shall select and inform the Participant regarding the number of shares of Common Stock subject to the Stock Appreciation Right and the date that constitutes the close of the measuring period.

(c)	Measuring Period. A Stock Appreciation Right shall accrue in value from the Date of Grant over a time period established by the Committee. In the written Stock Appreciation Right agreement, the Committee may also provide (but is not required to provide) that a Stock Appreciation Right shall be automatically payable on one or more specified dates prior to the normal end of the measuring period upon the occurrence of events selected by the Committee (including, but not limited to, a Change in Control) that are beyond the control of the Participant. The Committee may provide (but is not required to provide) in the Stock Appreciation Right agreement that in the case of a cash payment such acceleration in payment shall also be subject to discounting of the payment to reasonably reflect the time value of money using any reasonable discount rate selected by the Committee in accordance with Treasury Regulations under Code Section 162(m).

(d)	Form of Payment. Payment pursuant to a Stock Appreciation Right may be made (i) in cash, (ii) in shares of Common Stock, or (iii) in any combination of the above, as the Committee shall determine in its sole and absolute discretion. The Committee may elect to make this determination either at the time the Stock Appreciation Right is granted, at the time of payment or at any time in between such dates. However, any

Stock Appreciation Right paid upon or subsequent to the occurrence of a Change in Control shall be paid in cash.
8.	Restricted Awards Restricted Awards granted under the Plan may be in the form of either Restricted Stock Grants or Restricted Unit Grants. Restricted Awards shall be subject to the following terms and conditions. Furthermore, the Restricted Awards shall be pursuant to a written agreement executed both by the Company and the Participant, which agreement shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall deem desirable in its sole and absolute discretion. The terms of such written agreements need not be identical.

(a)	Restricted Stock Grants. A Restricted Stock Grant is an Award of shares of Common Stock transferred to a Participant subject to such terms and conditions as the Committee deems appropriate, as set forth in Paragraph (d) below.

(b)	Restricted Unit Grants. A Restricted Unit Grant is an Award of units (with each unit having a value equivalent to one share of Common Stock) granted to a Participant subject to such terms and conditions as the Committee deems appropriate, including, without limitation, the requirement that the Participant forfeit all or a portion of such units upon termination of Service for specified reasons within a specified period of time, and restrictions on the sale, assignment, transfer or other disposition of such units.

(c)	Grants of Awards. Restricted Awards may be granted under the Plan in such form and on such terms and conditions as the Committee may from time to time approve. Restricted Awards may be granted alone or in addition to other Awards under the Plan. Subject to the terms of the Plan, the Committee shall determine the number of Restricted Awards to be granted to a Participant and the Committee may impose different terms and conditions (including performance goals) on any particular Restricted Award made to any Participant. Each Participant receiving a Restricted Stock Grant shall be issued a stock certificate in respect of such shares of Common Stock. Such certificate shall be registered in the name of such Participant, shall be accompanied by a stock power duly executed by such Participant, and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award. The certificate evidencing the shares shall be held in custody by the Company until the restrictions imposed thereon shall have lapsed or been removed. No person may be granted (in any calendar year) Restricted Awards that are intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, totaling or measured by more than one-hundred thousand (100,000) shares of Common Stock (subject to adjustment pursuant to Section 15 below). The foregoing sentence is an annual limitation on grants and not a cumulative limitation.

(d)	Restriction Period. Restricted Awards shall provide that in order for a Participant to vest in such Awards, the Participant must continuously provide Services, subject to relief for specified reasons, for such period as the Committee may designate at the time of the Award (“Restriction Period”). If the Committee so provides in the written agreement with the Participant, a Restricted Award may also be subject to satisfaction of such performance goals as are set forth in such agreement. During the Restriction Period, a Participant may not sell, assign, transfer, pledge, encumber, or otherwise dispose of shares of Common Stock received under a Restricted Stock Grant. The Committee, in its sole discretion, may provide for the lapse of restrictions during the Restriction Period upon the occurrence of events selected by the Committee that are beyond the control of the Participant (including, but not limited to, a Change in Control). The Committee may provide (but is not required to provide) in the written agreement with the recipient that in the case of a cash payment such acceleration in payment shall also be subject to discounting of the payment to reasonably reflect the time value of money using any reasonable discount rate selected by the Committee in accordance with Treasury Regulations under Code Section 162(m). Upon expiration of the applicable Restriction Period (or lapse of restrictions during the Restriction Period where the restrictions lapse in installments or by action of the Committee), the Participant shall be entitled to receive his or her Restricted Award or portion thereof, as the case may be.

(e)	Payment of Awards. A Participant who receives a Restricted Stock Grant shall be paid solely by release of the restricted stock at the termination of the Restriction Period (whether in one payment, in installments or otherwise). A Participant shall be entitled to receive payment for a Restricted Unit Grant (or portion thereof) in an amount equal to the aggregate Fair Market Value of the shares of Common Stock covered by such Award upon the expiration of the applicable Restriction Period. Payment in settlement of a Restricted

Unit Grant shall be made as soon as practicable but in no event later than sixty (60) days following the conclusion of the specified Restriction Period (i) in cash, (ii) in shares of Common Stock, or (iii) in any combination of the above, as the Committee shall determine in its sole and absolute discretion. The Committee may elect to make this determination either at the time the Award is granted, at the time of payment or at any time in between such dates.
(f)	Rights as a Stockholder. A Participant shall have, with respect to the shares of Common Stock received under a Restricted Stock Grant, all of the rights of a stockholder of the Company, including the right to vote the stock, and the right to receive any cash dividends. Such cash dividends shall be withheld, however, until their release upon lapse of the restrictions under the Restricted Award. Stock dividends issued with respect to the shares covered by a Restricted Stock Grant shall be treated as additional shares under the Restricted Stock Grant and shall be subject to the same restrictions and other terms and conditions that apply to shares under the Restricted Stock Grant with respect to which the dividends are issued.

9.	Performance Awards Performance Awards granted under the Plan may be in the form of either Performance Share Grants or Performance Unit Grants. Performance Awards shall be subject to the terms and conditions set forth below. Furthermore, the Performance Awards shall be subject to written agreements, which shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall deem desirable in its sole and absolute discretion. Such agreements need not be identical.

(a)	Performance Share Grants. A Performance Share Grant is an Award of units (with each unit equivalent in value to one share of Common Stock) granted to a Participant subject to such terms and conditions as the Committee deems appropriate, including, without limitation, the requirement that the Participant forfeit such units (or a portion of such units) in the event certain performance criteria are not met within a designated period of time.

(b)	Performance Unit Grants. A Performance Unit Grant is an Award of units (with each unit representing such monetary amount as designated by the Committee) granted to a Participant subject to such terms and conditions as the Committee deems appropriate, including, without limitation, the requirement that the Participant forfeit such units (or a portion of such units) in the event certain performance criteria are not met within a designated period of time.

(c)	Grants of Awards. Performance Awards shall be granted under the Plan pursuant to written agreements with the Participant in such form as the Committee may from time to time approve. Performance Awards may be granted alone or in addition to other Awards under the Plan. Subject to the terms of the Plan, the Committee shall determine the number of Performance Awards to be granted to a Participant and the Committee may impose different terms and conditions on any particular Performance Award made to any Participant. No Performance Share Grants granted in any calendar year to any one person may be measured by more than one-hundred thousand (100,000) shares of Common Stock (subject to adjustment pursuant to Section 15 below). The maximum amount payable for any calendar year pursuant to a Performance Unit Grant shall not exceed $4,000,000. The preceding two sentences are annual limitation on grants and a not cumulative limitation.

(d)	Performance Goals and Performance Periods. Performance Awards shall provide that, in order for a Participant to vest in such Awards, the Company must achieve certain performance goals (“Performance Goals”) over a designated performance period selected by the Committee (“Performance Period”). The Performance Goals and Performance Period shall be established by the Committee, in its sole and absolute discretion. The Committee shall establish Performance Goals for each Performance Period before the commencement of the Performance Period and while the outcome is substantially uncertain or at such other time permitted under Treasury Regulations Section 1.162-27(e)(2). The Committee shall also establish a schedule or schedules for such Performance Period setting forth the portion of the Performance Award which will be earned or forfeited based on the degree of achievement of the Performance Goals actually achieved or exceeded. In setting Performance Goals, the Committee may use any one or more of the following performance criteria, applied to either the Company as a whole or to a business unit, Affiliate, or business segment, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the

Award: (i) cash flow, (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings), (iii) earnings per share, (iv) growth in earnings or earnings per share, (v) stock price, (vi) return on equity or average shareholders’ equity, (vii) total shareholder return, (viii) return on capital, (ix) return on assets or net assets, (x) return on investment, (xi) revenue, (xii) income or net income, (xiii) operating income or net operating income, (xiv) operating profit or net operating profit, (xv) operating margin, (xvi) return on operating revenue, (xvii) market share, (xviii) contract awards or backlog, (xix) overhead or other expense reduction, (xx) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index, (xxi) credit rating, (xxii) strategic plan development and implementation, (xxiii) improvement in workforce diversity, (xxiv) EBITDA, and (xxv) any other similar criteria.
(e)	Payment of Awards. In the case of a Performance Share Grant, the Participant shall be entitled to receive payment for each unit earned in an amount equal to the aggregate Fair Market Value of the shares of Common Stock covered by such Award as of the end of the Performance Period. In the case of a Performance Unit Grant, the Participant shall be entitled to receive payment for each unit earned in an amount equal to the dollar value of each unit times the number of units earned. The Committee, pursuant to the written agreement with the Participant, may make such Performance Awards payable in whole or in part upon the occurrence of events selected by the Committee that are beyond the control of the Participant (including, but not limited to, a Change in Control). The Committee may provide (but is not required to provide) in the written agreement with the recipient that, in the case of a cash payment, acceleration in payment of a Performance Award shall also be subject to discounting to reasonably reflect the time value of money using any reasonable discount rate selected by the Committee in accordance with Treasury Regulations under Code Section 162(m). Payment in settlement of a Performance Award shall be made as soon as practicable but in no event later than sixty (60) days following the conclusion of the Performance Period (i) in cash, (ii) in shares of Common Stock, or (iii) in any combination of the above, as the Committee may determine in its sole and absolute discretion. The Committee may elect to make this determination either at the time the Award is granted, at the time of payment, or at any time in between such dates.

10.	Other Stock-Based and Combination Awards.

(a)	The Committee may grant other Awards under the Plan pursuant to which Common Stock is or may in the future be acquired, or Awards denominated in stock units, including ones valued using measures other than market value. Such other stock-based grants may be granted either alone or in addition to any other type of Award granted under the Plan. To the extent that an Award is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, such Award shall be subject to Paragraph (d) of Section 9 of the Plan. No stock-based Award granted in any calendar year to any one person, to the extent such Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, may be denominated by more than one-hundred thousand (100,000) shares of Common Stock.

(b)	The Committee may also grant Awards under the Plan in combination with other Awards or in exchange of Awards, or in combination with or as alternatives to grants or rights under any other employee plan of the Company, including the plan of any acquired entity.

(c)	Subject to the provisions of the Plan, the Committee shall have authority to determine the individuals to whom and the time or times at which the Awards shall be made, the number of shares of Common Stock to be granted or covered pursuant to such Awards, and any and all other conditions and/or terms of the Awards.

11.	Deferral Elections. The Committee may permit a Participant to elect to defer his or her receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due to such Participant by virtue of the exercise, earn out or vesting of an Award made under the Plan. If any such election is permitted, the Committee shall establish rules and procedures for such payment deferrals, including the possible (a) payment or crediting of reasonable interest on such deferred amounts credited in cash, and (b) the payment or crediting of dividend equivalents in respect of deferrals credited in units of Common Stock. The Company and the Committee shall not be responsible to any person in the event that the payment deferral does not result in deferral of income for tax purposes. Notwithstanding any part of the foregoing to the contrary, it is the Company’s intent that all Awards granted under this Plan, and any payment deferral permitted under this Plan, shall not cause an imposition of the additional taxes provided for in Section 409A(a)(1)(B) of the Code.
12.	Dividend Equivalents Awards of Stock Options, Stock Appreciation Rights, Restricted Unit Grants, Performance Share Grants, and other stock-based Awards may, in the sole and absolute discretion of the Committee, earn dividend equivalents. In respect of any such Award which is outstanding on a dividend record date for Common Stock, the Participant may be credited with an amount equal to the amount of cash or stock dividends that would have been paid on the shares of Common Stock covered by such Award had such shares been issued and outstanding on such dividend record date. The Committee shall establish such rules and procedures governing the crediting of dividend equivalents, including the timing, form of payment, and payment contingencies of such dividend equivalents, as it deems appropriate or necessary.

13.	Termination of Service The terms and conditions under which an Award may be exercised after a Participant’s termination of Service shall be determined by the Committee and reflected in the written agreement with the Participant concerning the Award.

14.	Non-Transferability of Awards No Award under the Plan, and no rights or interest therein, shall be assignable or transferable by a Participant except by will or the laws of descent and distribution. Subject to the foregoing, during the lifetime of a Participant, Awards are exercisable only by, and payments in settlement of Awards will be payable only to, the Participant or his or her legal representative if the Participant is Disabled.

15.	Adjustments Upon Changes in Capitalization, Etc.

(a)	The existence of the Plan and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Common Stock or the rights thereof, the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

(b)	(i) The maximum aggregate total number of shares of Common Stock for which Awards in respect thereof may be granted, the number and kind of Shares covered by each outstanding Award, the maximum number of shares of Common Stock that may be sold or awarded to any Participant, and the price per share (but not the total price) subject to each outstanding Award shall be proportionally adjusted to prevent dilution or enlargement of rights under the Plan for any change in the outstanding Common Stock subject to the Plan, or subject to any Award, resulting from any stock splits, combination or exchange of shares of Common Stock, consolidation, spin-off or recapitalization of shares of Common Stock or any capital adjustment or transaction similar to the foregoing or any distribution to holders of Common Stock other than regular cash dividends. (ii) The Committee shall make such adjustment in such manner as it may deem equitable and appropriate, subject to compliance with applicable laws. Any determination, substitution or adjustment made by the Committee under this Section shall be conclusive and binding on all persons. Except as expressly provided herein, neither the Company’s issuance of shares of stock of any class or securities convertible into shares of stock of any class, nor the conversion of any convertible securities of the Company, shall be treated as a transaction requiring any substitution or adjustment under this Section.

(c)	The Committee may also make such adjustments in the number of shares covered by, and the price or other value of any outstanding Awards in the event of a spin-off or other distribution (other than normal cash dividends) of Company assets to stockholders.

16.	Change in Control.

(a)	Except as otherwise provided for in Paragraph (b) below, in the event of a Change in Control, and except as otherwise provided in Award agreements:

(i)	All Stock Options and Stock Appreciation Rights then outstanding shall become fully exercisable as of the date of the Change in Control (and shall terminate at such time as specified in the Award agreement);

(ii)	All restrictions and conditions of all Restricted Stock Grants and Restricted Unit Grants then outstanding shall be deemed satisfied as of the date of the Change in Control; and

(iii)	All Performance Share Grants and Performance Unit Grants shall be deemed to have been fully earned as of the date of the Change in Control.
Any payment in settlement of Stock Appreciation Rights in (i) or Awards discussed in (ii) and (iii) above, shall be made on the date of the Change in Control; provided, however, that if making such payments would result in the imposition of taxes under Code Section 409A, then the payments shall instead be made on the originally schedules date(s) set forth in the Award Agreements.

(b)	In the event that any payment under this Plan (alone or in conjunction with other payments) would otherwise constitute an “excess parachute payment” under Section 280G of the Code (in the sole judgment of the Committee), such payment shall be reduced or eliminated to the extent the Committee determines necessary to avoid deduction disallowance under Section 280G of the Code or the imposition of excise tax under Section 4999 of the Code. The Committee may consult with a Participant regarding the application of Section 280G and/or Section 4999 to payments otherwise due to such Participant under the Plan, but the judgment of the Committee as to applicability of those provisions, the degree to which a payment must be reduced to avoid those provisions, and which Awards shall be reduced, is final.

17.	Amendment and Termination.

Without further approval of the stockholders, the Board may at any time terminate the Plan, or may amend it from time to time in such respects as the Board may deem advisable. However, the Board may not, without approval of the stockholders, make any amendment which would (a) increase the aggregate number of shares of Common Stock which may be issued under the Plan (except for adjustments pursuant to Section 15 above), (b) materially modify the requirements as to eligibility for participation in the Plan, or (c) materially increase the benefits accruing to Participants under the Plan. Notwithstanding the above, the Board may amend the Plan to take into account changes in applicable securities laws, federal income tax laws and other applicable laws. Further, should the provisions of Rule 16b-3, or any successor rule, under the Exchange Act be amended, the Board may amend the Plan in accordance with any modifications to that rule without the need for stockholder approval. Notwithstanding the foregoing, the Plan may not be amended more than once every six months other than to comply with the changes in the Code.

18.	Miscellaneous Matters.

(a)	Tax Withholding.
(i)	The Company’s obligation to deliver Common Stock and/or pay any amount under the Plan shall be subject to the satisfaction of all applicable federal, state, local, and foreign tax withholding requirements.

(ii)	The Committee may, in its discretion, provide the Participants or their successors with the right to use previously vested Common Stock in satisfaction of all or part of the taxes incurred by such Participants in connection with the Plan; provided, however, that this form of payment shall be limited to the withholding amount calculated using the minimum statutory rates. Such right may be provided to any such holder in either or both of the following formats.
1.	Stock Withholding: The election to have the Company withhold, from the Common Stock otherwise issuable under the Plan, a portion of the Common Stock with an aggregate Fair Market Value equal to the taxes calculated using the minimum statutory rates.

2.	Stock Delivery: The election to deliver to the Company, at the time the taxes are required to be withheld, one or more shares of Common Stock previously acquired by the Participant or his or her successor with an aggregate Fair Market Value equal to the taxes calculated using the minimum statutory rates.

(b)	Not an Employment or Service Contract. Neither the adoption of the Plan nor the granting of any Award shall confer upon any Participant any right to continue in the Service of the Company or an Affiliate, as the case may be, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate the Services of any of its Employees, Non-Employee Directors, or Consultants at any time, with or without cause.

(c)	Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Any liability of the Company to any person with respect to any Award under the Plan shall be based solely upon any written contractual obligations that may be effected pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

(d)	Annulment of Awards. The grant of any Award under the Plan payable in cash is provisional until cash is paid in settlement thereof. The grant of any Award payable in Common Stock is provisional until the Participant becomes entitled to the certificate in settlement thereof. Payment under any Awards granted pursuant to the Plan is wholly contingent upon stockholder approval of the Plan. Where approval for an Award sought pursuant to Section 162(m)(4)(C)(ii) is not granted by the Company’s stockholders, the Award shall be annulled automatically. In the event the Service of a Participant is terminated for cause (as defined below), any Award which is provisional shall be annulled as of the date of such termination for cause. For purposes of the Plan, the term “terminated for cause” means any discharge because of personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, continuing intentional or habitual failure to perform stated duties, violation of any law (other than minor traffic violations or similar misdemeanor offenses not involving moral turpitude), or material breach of any provision of an employment or independent contractor agreement with the Company.

(e)	Other Company Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination indemnity or severance pay law of any state. Furthermore, such benefits shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Company or a Subsidiary unless expressly so provided by such other plan or arrangement, or except where the Committee expressly determines that inclusion of an Award or portion of an Award should be included. Awards under the Plan may be made in combination with or in addition to, or as alternatives to, grants, awards or payments under any other Company or Subsidiary plans. The Company or any Subsidiary may adopt such other compensation programs and additional compensation arrangements (in addition to this Plan) as it deems necessary to attract, retain, and motivate officers, directors, employees or independent contractors for their service with the Company and its Subsidiaries.

(f)	Securities Law Restrictions. No shares of Common Stock shall be issued under the Plan unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal and state securities laws. Certificates for shares of Common Stock delivered under the Plan may be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities law. The Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(g)	Award Agreement. Each Participant receiving an Award under the Plan shall enter into a written agreement with the Company in a form specified by the Committee agreeing to the terms and conditions of the Award and such related matters as the Committee shall, in its sole and absolute discretion, determine.

(h)	Costs of Plan. The costs and expenses of administering the Plan shall be borne by the Company.

(i)	Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

(j)	Code Section 409A. Notwithstanding anything in the Plan to the contrary, the Plan and Awards granted hereunder are intended to comply with the requirements of Code Section 409A and shall be interpreted in a manner consistent with such intention. If, upon a Participant’s separation from service within the meaning of Code Section 409A, the Participant is then a “specified employee” (as defined in Code Section 409A), the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following such separation from service under this Plan and/or applicable Award Agreement until the earlier of (i) ten (10) days after the Company receives notification of the Participant’s death, or (ii) the first business day of the seventh month following the Participant’s separation from service. Any such delayed payments shall be made without interest.